Exhibit 21.1

SUBSIDIARIES OF AUTODESK, INC.

The Registrant owns 100 percent of the outstanding voting securities of the following corporations, as of January 31, 2006, all of which are included in the Registrant’s consolidated financial statements:

Name	Jurisdiction of Incorporation
ADSK Canada Inc.	Canada
Autodesk (Europe) S.A.	Switzerland
Autodesk AB	Sweden
Autodesk S.A.	Switzerland
Autodesk de Argentina S.A.	Argentina
Autodesk Asia Pte Ltd.	Singapore
Autodesk Australia Pty Ltd.	Australia
Autodesk do Brazil Ltda	Brazil
Autodesk B.V.	Netherlands
Autodesk Canada Co.	Canada
Autodesk Canada Inc.	Canada
Autodesk Consulting (Shanghai) Co, Ltd.	China
Autodesk Development B.V.	Netherlands
Autodesk Development S.a.r.l.	Switzerland
Autodesk (EMEA) S.a.r.l.	Switzerland
Autodesk Far East Ltd.	Hong Kong
Autodesk GesmbH	Austria
Autodesk GmbH	Germany
Autodesk India Private Ltd.	India
Autodesk International Holding Co.	Delaware
Autodesk Kft	Hungary
Autodesk Korea Ltd.	South Korea
Autodesk Ltd.	United Kingdom
Autodesk Ltd Japan	Japan
Autodesk de Mexico S.A. de C.V.	Mexico
Autodesk S.A. (Spain)	Spain
Autodesk S.A.S.	France
Autodesk S.p.A.	Italy
Autodesk Software Lda	Portugal
Autodesk Software (China) Co., Ltd.	China
Autodesk Spol. S.R.O.	Czech Republic
Autodesk, Taiwan Ltd.	Taiwan
Autodesk de Venezuela S.A.	Venezuela
Buzzsaw, Inc.	Delaware
Discreet Logic Inc.	Delaware
Discreet, Inc.	Delaware
Revit Technology Corporation	Delaware
Revit Technology Limited	United Kingdom
Revit Security Corporation	Massachusetts
Alias Systems Inc.	Canada
Alias Systems KK	Japan
Alias Systems GmbH	Germany
Alias Systems SAS	France
Alias Systems Srl.	Italy
Alias Systems Limited	United Kingdom
Alias Systems Korea Limited Company	South Korea
Alias Systems Singapore Pte. Ltd.	Singapore
Systemes Alias Quebec Inc.	Canada